THIRD AMENDMENT TO

PARTICIPATION AGREEMENT

This Third Amendment to Participation Agreement (“Amendment”) is entered into by and among Legg Mason Investor Services, LLC, (the “Distributor”), Legg Mason Partners Variable Equity Trust and Legg Mason Partners Variable Income Trust (each a “Fund”, collectively the “Funds”) and Pacific Life Insurance Company (the “Company” or “You”).

WHEREAS, the parties entered into a Participation Agreement dated April 3, 2007, as amended June 21, 2001 and March 20, 2015, (the “Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement;

WHEREAS, the parties desire to amend the Agreement;

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, the parties agree as follows:

1.              The Agreement is amended by the deletion of sections 5.2, 5.3 and 5.4 in the Participation Agreement.

2.              Other Terms.  Other than the foregoing, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect and are ratified and confirmed in all respects by the parties to this Amendment.

For the purpose of referring to this Amendment, the date of this Amendment shall be the date of acceptance by Legg Mason Investor Services, LLC.

Legg Mason Investor Services, LLC			Pacific Life Insurance Company

By:	/s/ Michael P. Mattera	By:	/s/ Anthony J. Dufault	Attest :	/s/ Brandon J. Cage
Name:	Michael P. Mattera	Name:	Anthony J. Dufault	Name:	Brandon J. Cage
Title:	Director	Title:	Assistant Vice President	Title:	Assistant Secretary
Date:	2/24/17	Date:	12/7/16	Date:	12/7/16

Legg Mason Partners Variable Equity Trust		Legg Mason Partners Variable Income Trust
Trust

By:	/s/ Thomas C. Mandia	By:	/s/ Thomas C. Mandia
Name:	Thomas C. Mandia	Name:	Thomas C. Mandia
Title:	Assistant Secretary	Title:	Assistant Secretary
Date:	3/6/17	Date:	3/6/17